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                                                                    Exhibit 10.3




               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS


         THIS PURCHASE AND SALE AGREEMENT ("Agreement"), is made and entered into this 26th day of March, 1997 by and between BRE PROPERTIES, INC., a Maryland corporation ("Seller"), and BURNHAM PACIFIC PROPERTIES, INC., a California corporation ("Buyer"). This Agreement shall be effective on the "Effective Date", which is the date on which the last person signing this Agreement shall have signed this Agreement.

                                R E C I T A L S:

         This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:

         A. Seller is the owner of the following real properties: that certain real property located at the intersection of Mowry Avenue and Fremont Boulevard in the City of Fremont in Alameda County, California, commonly known as the Fremont Hub, and more particularly described in Exhibit A-1 attached hereto (the "Fremont Property"), that certain real property located at the intersection of Telephone and Petit Roads in the City and County of Ventura, California, commonly known as the Central Shopping Center, and more particularly described in Exhibit A-2 attached hereto (the "Ventura Property"), and that certain real property located at the intersection of Telegraph and Carmelita Roads in the City of Santa Fe Springs in Los Angeles County, California, commonly known as the Santa Fe Springs Plaza, and more particularly described in Exhibit A-3 attached hereto (the "Santa Fe Property") (collectively, these real properties shall constitute the "Real Property").

         B. Buyer desires to purchase all of the Property, defined below, from Seller and Seller desires to sell all of the Property to Buyer, upon the terms and conditions stated in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties herein contained and other valuable consideration, the parties agree as follows:

1.  Sale and Purchase

         1.1 Sale of Property. Subject to the terms, covenants and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Property.

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         1.2 The Property. In addition to the Real Property, the term "Property"
includes all of the items referred in Sections 1.2.1 - 1.2.4 below.

            1.2.1 Improvements and Personal Property. The buildings and all other improvements, structures, foundation, parking areas, sidewalks, utilities and fixtures of every kind and nature presently situated on, in or under or hereafter erected, installed or used in, on or about the Real Property (the "Improvements"), all furniture and personal property located on or used in connection with the operation of the Real Property (the "Tangible Personal Property"), all as-built plans, drawings and specifications for the Improvements, and all architectural, structural, mechanical, electrical, and landscaping plans and specifications, surveys, engineering studies and reports and applicable flood plain maps relating to the Property (collectively, the "Plans") and all of Seller's right, title and interest in any intangible personal property now or hereafter owned by Seller or used in connection with the ownership, use and operation of the Improvements, Real Property or Tangible Personal Property, including, without limitation, the right to use any trade name now used in connection with the Improvements, all warranties or guarantees received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements, licenses, franchises, permits, tenant lists, advertising materials and other similar property and rights relating to the ownership, use and operation of the Improvements, Real Property and Tangible Personal Property (collectively, "Intangible Property"). The Tangible Personal Property, Intangible Property, and the Plans shall be collectively referred to as the "Personal Property".

            1.2.2 Rights and Privileges. All rights, privileges, tenements, hereditaments, rights of way, easements, appendages, appurtenances, mineral rights, development rights, air rights, and riparian or littoral rights belonging or in anyway appertaining to the Real Property, and any easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Real Property.

            1.2.3 Contracts and Leases. All of Seller's right, title and interest in (i) all service, maintenance, construction, management and other contracts, and all guarantees, warranties, licenses, permits and other documents affecting the Real Property or the Improvements, which Buyer agrees in writing to assume (collectively, "Contracts"), and (ii) all leases, tenancy and occupancy agreements (including, without limitation, all amendments, modifications, agreements, records, substantive correspondence and other documents affecting in any way a right to occupy any portion of the Real Property or Improvements, and all security deposits and prepaid rent and all lease guaranties) affecting the Property (collectively, "Leases"). The tenants under the Leases shall be referred to in this Agreement as the "Tenants".

            1.2.4 Awards. All right, title and interest of Seller in and to any condemnation award or other awards now pending or made after Closing, defined below, by any municipal, county, state or federal authority or board with respect to the Real Property and Improvements.


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2.  Purchase Price

         The purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Property is Sixty-Nine Million Six Hundred Thousand Dollars ($69,600,000.00). The Purchase Price shall be payable, in full, in cash, at Closing.


3.  Deposit

         3.1 Deposit. Upon full execution of this Agreement, Buyer shall deliver to Chicago Title Company, 925 B Street, San Diego, California ("Title Company") as escrow agent, the cash sum of Seven Hundred Fifty Thousand Dollars ($750,000.00), as an earnest money deposit on account of the Purchase Price (the "Deposit"). If Buyer terminates this Agreement for failure of the conditions precedent specified under Article 4 below, or by reason of a default by Seller under any term of this Agreement, then the Deposit shall immediately be returned to Buyer by Title Company. At Buyer's sole election, any Deposit shall be deposited by Title Company in an interest-bearing account, in a bank or other financial institution approved in writing by Buyer, and the term "Deposit" as used in this Agreement shall include any interest earned thereon. The Deposit shall be applied to the Purchase Price at Closing. Concurrent with execution of this Agreement, Seller shall execute irrevocable escrow instructions prepared by Buyer, instructing Title Company to deliver the Deposit to Buyer immediately upon receipt by the Title Company of a certificate executed by Buyer stating that the Deposit is payable to Buyer pursuant to this Agreement.

         3.2 Liquidated Damages. THE PARTIES ACKNOWLEDGE THAT IN THE EVENT OF A MATERIAL DEFAULT BY BUYER OF ITS OBLIGATION TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT, SELLER'S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO COMPUTE AND THAT THE DEPOSIT MADE BY BUYER UNDER SECTION 3.1 REPRESENTS THE REASONABLE ESTIMATE OF SUCH DAMAGES ESTABLISHED BY THE PARTIES THROUGH GOOD FAITH CONSIDERATION OF THE FACTS AND CIRCUMSTANCES SURROUNDING THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT AS OF THE EFFECTIVE DATE. IN THE EVENT OF SUCH MATERIAL DEFAULT BY BUYER UNDER THIS AGREEMENT, SELLER SHALL RETAIN SUCH AMOUNT AS LIQUIDATED DAMAGES IN LIEU OF ANY OTHER CLAIM SELLER MAY HAVE AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE) ARISING BY REASON OF SUCH DEFAULT. THE PARTIES HAVE INITIALED THIS SECTION 3.2 TO ESTABLISH THEIR INTENT SO TO LIQUIDATE DAMAGES.

Seller:_____________;      Buyer: _____________.

4.  Conditions Precedent

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         4.1 General. Buyer's obligation to purchase the Property shall be subject to the fulfillment of the conditions precedent enumerated in Section 4.2 below within the time limits and in accordance with the procedures set forth in this Article 4. The provisions of Sections 4.2.2, 4.2.3, 4.2.5, 4.2.6, 4.2.7 and
4.2.8 of this Agreement also constitute covenants by Seller.



         4.2 Specific Conditions. The specific conditions precedent shall be as follows:

            4.2.1 Inspection. Buyer shall have approved, by noon on March 24, 1997 ("Due Diligence Expiration Date"), all inspections, tests and analyses of the Property desired by Buyer, including, without limitation, discussions with tenants of the Property and representatives of the Cities of Fremont, Ventura and Santa Fe Springs, and all other local, state and federal agencies, concerning the Property, and all tests, borings and samplings desired by Buyer to determine whether any Hazardous Materials, defined below, are present on the Property.

            4.2.2 Title. Buyer shall have reviewed and approved the condition of title to the Property pursuant to Article 5, and Seller shall be in a position to fulfill the covenants concerning title set forth in Article 5, including but not limited to delivery of the Title Policy, defined below.

            4.2.3 Execution of Agreements. Seller shall have executed and delivered to Title Company in accordance with instructions reasonably approved by Buyer, on or before the Closing Date, the Deed, the Assignment, the Assignment of Intangibles and the Bill of Sale, all defined below. Seller shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with by Seller on or before the Closing.

            4.2.4 Representations and Warranties. All of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

            4.2.5 Property Documents. Seller shall have delivered or otherwise made readily available to Buyer for Buyer's approval within twenty-one (21) days after Seller's full satisfaction of the foregoing obligation, the following:

                  4.2.5.1 [Intentionally deleted.]

                  4.2.5.2 General Due Diligence Matters. To the extent in Seller's possession or control, or the possession or control of Seller's property manager, copies of all of the documents described in Exhibit H attached to this Agreement.

                  4.2.5.3 Contracts. Copies of all Contracts.

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                  4.2.5.4 Miscellaneous Reports. To the extent in Seller's
         possession or control, or the possession or control of Seller's property manager, the Plans, hazardous material assessments, and maintenance records for the roof and the major mechanical and electrical systems of the Improvements.

                  4.2.5.5 Additional Documents. To the extent in Seller's possession or control, or the possession or control of Seller's property manager, all other material documents relating in any way to the use, ownership or operation of the Property, including, without limitation, all correspondence to and from Tenants, Seller's delinquency reports, and Seller's cash receipts journals or ledger cards indicating the payment history for the Tenants.

         4.2.6 Contract Termination. Termination, on or before the Closing Date, of all Contracts disapproved by Buyer pursuant to Section 4.2.5, and assumption by Buyer, on the Closing Date, of all Contracts approved by Buyer pursuant to
Section 4.2.5.

         4.2.7 Estoppels. Seller's delivery to Buyer and Buyer's approval of estoppel certificates from each tenant under each Lease in exactly the form attached to this Agreement as Exhibit B (the "Estoppels"). The Estoppels shall be dated no earlier than February 18, 1997. In the event that Seller obtains Estoppels from all tenants under each Lease whose premises contain at least 3,000 square feet of floor area, and from eighty percent (80%) of all remaining tenants, Seller may delivery its own estoppel regarding the remaining twenty percent (20%) of the Leases. Notwithstanding anything to the contrary in this Agreement, Buyer shall have at least ten (10) days to review and accept or reject any Estoppel delivered to Buyer after March 14, 1997, and shall not be required to Close until ten (10) days after the approval of all such Estoppels (including any estoppel supplied by Seller as permitted above).

         4.2.8 Subordination Agreements. Seller's delivery to Buyer and Buyer's approval of Subordination, Non-Disturbance and Attornment Agreements ("Subordination Agreements") from each Tenant under each Lease whose premises contain at least 3,000 square feet of floor area in exactly the form attached to this Agreement as Exhibit I. Notwithstanding anything to the contrary in this Agreement, buyer shall have at least ten (10) days to review and accept or reject any Subordination Agreement delivered to Buyer after March 14, 1997, and shall not be required to Close until ten (10) days after the approval of all such Subordination Agreements.

         4.2.8 Subordination Agreements. Seller's delivery to Buyer, not less than thirty (30) days before the Closing Date, of Subordination, Non-disturbance and Attornment Agreements ("Subordination Agreements") from each Tenant under each Lease whose premises contain at least 3,000 square feet of floor area in exactly the form attached to this Agreement as Exhibit I.

         4.2.9 Board of Directors. Buyer shall have obtained, by the Due Diligence Expiration Date, approval of this Agreement by Buyer's Board of Directors.

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                  4.2.10 Damage to Property. The physical condition of the
Property, including without limitation, the HVAC, plumbing and electrical systems, shall be in the same condition as on the date of this Agreement, ordinary wear and tear excepted; provided, however, that in the event that prior to Closing any one of the three properties comprising the Property suffers damage in excess of $250,000, Buyer shall not be obligated to purchase any of the properties, whereas in the event that none of the properties comprising the Property suffers damages in excess of $250,000, Buyer shall be obligated to acquire the Property, but shall be entitled to full reimbursement from Buyer of the amounts suffered as a result of such damages, including consequential damages and lost rents, either through a deduction from the Purchase Price, assignment of insurance proceeds or other means acceptable to Buyer in its sole discretion.

                  4.2.11 Completion of Construction. Except as provided in
Section 6.6, Seller shall have completed all construction of the Property in accordance with its plans and specifications, complied with all ordinances, regulations and governmental requirements in connection therewith, satisfied all governmental proffers made by it or any predecessor, and completed all improvements required to be completed under the Leases to the satisfaction of the Tenants or shall credit to Buyer at Closing an amount sufficient to satisfy such unfulfilled obligations.

                  4.2.12 Reciprocal Easement Estoppels. Buyer shall have received all Reciprocal Easement Estoppels, defined below, if any, required by
Section 6.7, which shall have been duly executed and dated not earlier than fifteen (15) days before the Closing.

                  4.2.13 No Condemnation. There shall be no pending or threatened condemnation or taking of any part of the Real Property or any means of ingress or egress to the Real Property, other than a minor street widening, or other immaterial taking, which, in Buyer's judgment, does not adversely affect the Real Property.

                  4.2.14 Concurrent Closing. On the Closing Date, Buyer shall purchase and Seller shall sell all those certain real properties constituting the Real Property together with all their Improvements and Personal Property situated, erected, installed, located or used thereon.

         4.3 Time For Fulfillment. Seller shall cooperate with Buyer and Buyer's efforts to fulfill the conditions precedent set forth in Section 4.2. Buyer shall diligently attempt in good faith to fulfill the conditions precedent set forth in Section 4.2 above within the time periods set forth in Section 4.2. If any of the conditions precedent have not been fulfilled within the applicable period, Buyer shall have the right to terminate this Agreement by written notice to Seller given on or before the date specified in Section 4.2 for satisfaction of such condition precedent. If Buyer has not either given written notice of fulfillment or waived in writing fulfillment of the applicable condition precedent on or before the date specified in Section 4.2 for satisfaction of such condition precedent, then this Agreement shall terminate, the Deposit shall immediately be returned to Buyer and neither Seller nor Buyer shall have any further obligations under this Agreement. In approving the items set forth in
Section 4.2, Buyer shall have the right to approve such matters within its sole and absolute discretion; provided that Buyer's notice to Seller that it has elected to proceed with the purchase, given on or before the last date specified in Section 4.2

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for satisfaction of the conditions precedent, shall be deemed an acceptance of all such matters; provided, however, that if any Estoppels or Subordination Agreements are not received prior to the Due Diligence Expiration Date, Buyer shall be entitled to make its decision as to whether to proceed with the consummation of the contemplated transaction conditioned upon its timely receipt of any missing Estoppels or Subordination Agreements; and provided further that if any other documents or information to have been provided to Buyer by Seller are delivered after the Effective Date, the Due Diligence Expiration Date shall be extended by such reasonable period of time as Buyer and Seller agree is necessary to evaluate such documents or information.

         4.4 [Intentionally deleted.]

         4.5 Right of Entry; Indemnification. Seller shall allow Buyer (and its authorized representatives and agents) reasonable access to the Property at any reasonable time, to the documents, permits and agreements maintained in connection therewith, and to all Tenants and governmental authorities connected therewith, for the purpose of making such appraisals, examination, tests, analyses, investigations, borings, surveys, inquiries, building permit applications, conditional use permit applications, applications for other entitlements, or other inspections as may be required or necessary, at Buyer's election, in connection with fulfillment of the conditions precedent set forth in Section 4.2. Seller acknowledges that Buyer is a publicly traded company and is obligated to comply with the rules and regulations of the Security and Exchange Commission. Seller agrees during Buyer's investigation period, at no expense to Seller, to cooperate with Buyer and/or Buyer's auditors (i) by providing financial data pertaining to the Property required by the Securities and Exchange Commission, including each of the documents listed on Exhibit J-1 (but without requiring duplication of any of the documents listed in Exhibit H which are delivered or otherwise made available to Buyer pursuant to Section
4.2.5 above), and (ii) by delivering a certificate to Buyer's auditors in the form of Exhibit J-2. Buyer shall indemnify, defend and hold Seller harmless from any and all loss, cost, damage, injury, claim, liability or expense arising out of claims of injury to or death of persons, damage to property, or claims of lien for work or labor performed, materials or supplies furnished as a result of the exercise of Buyer's right of entry hereunder.

         4.6. Consideration. Notwithstanding anything in this Agreement to the contrary, to induce Buyer to enter into this Agreement and to expend the time and resources necessary to evaluate the Property and possibly forego other opportunities while doing so, Seller hereby grants to Buyer certain express rights to terminate this Agreement as specifically provided in this Agreement. Such expenditures of time and resources and possible loss of opportunity by Buyer constitute adequate consideration for Seller's remaining bound by this Agreement notwithstanding such termination rights in Buyer.

5.  Conditions of Title

         5.1  Property.

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                  5.1.1 Conditions of Title. Title to the Real Property and the
Improvements shall be conveyed from Seller to Buyer by a separate grant deed in fee simple absolute for each of the Fremont Property, the Ventura Property and Santa Fe Property (collectively, the "Deed"), in the forms attached to this Agreement as Exhibits F-1, F-2, F-3, subject to no exceptions to title of any kind or character other than: (i) a lien to secure payment of real estate taxes and assessments not delinquent; and (ii) exceptions which are approved by Buyer in writing as provided below. The foregoing exceptions to title are referred to in the aggregate as the "Conditions of Title".

                  5.1.2 Title Procedure. Prior to full execution of this
Agreement: (i) Buyer shall have caused Title Company to prepare and issue to Buyer a preliminary title report, evidencing the current condition of title to the Property, including all matters shown by an ALTA survey of the Real Property and the Improvements, prepared for Buyer and Buyer's designees, showing all boundaries, improvements, utility locations and sizes, easements and encroachments on the Property ( the "Survey"); and (ii) Buyer shall commission the Survey. Buyer shall promptly review the preliminary title report and Survey and shall notify Seller in writing on or before ten (10) days after Buyer's receipt of the preliminary title report and Survey, and copies of all exceptions described in such preliminary title report, of any exceptions to title noted thereon which are unacceptable to Buyer. Seller shall, at Seller's sole cost and expense, before Closing, cause removal of all monetary title exceptions, including, but not limited to, deeds of trust, and mechanic's and other liens. Unless, within ten (10) days of Seller's receipt of Buyer's disapproval of any non-monetary title exception, Seller advises Buyer in writing that Seller intends to cure such disapproved title exception before Closing, taking such action, at Seller's sole cost and expense, as may be necessary so to do (a "Cure Notice"), Seller shall not cause removal of such disapproved exceptions from title. If Seller does not deliver a Cure Notice to Buyer, then at Buyer's sole election, to be made within ten (10) days of Buyer's delivery of its objection to the title exceptions, either (i) this Agreement shall automatically terminate as provided in Section 4.3, or (ii) Buyer shall agree to purchase the Property subject to the disapproved title exception(s). If Seller does not remove or provide to the satisfaction of Buyer for removal of monetary exceptions to title or the exceptions set forth in the Cure Notice before Closing, Buyer shall have the right (i) to terminate this Agreement as provided in Section 4.3, (ii) to proceed with consummation of this transaction notwithstanding such objectionable items, or (iii) to exercise any of Buyer's rights or remedies at law or in equity arising out of Seller's breach of its covenant to convey title.

                  5.1.3 Title Policy. Conclusive evidence of delivery of title in accordance with the foregoing shall be the willingness of Title Company to issue, upon payment of its regularly scheduled premium, its owner's extended ALTA Form 1970(B) coverage policy of title insurance for each of the real properties comprising the Real Property, with the endorsements described below, excluding all bankruptcy exceptions, in the amount of the Purchase Price, showing title to each of the real properties comprising the Property vested of record in Buyer or its assignee, subject to no exceptions, conditions, easements, reservations or encumbrances of any kind or character, other than the Conditions of Title (collectively, the "Title Policy"). The Title Policy

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shall provide full coverage against mechanics' and materialmen's liens and shall contain the following endorsements: (i) a contiguity endorsement insuring that each of the parcels constituting each of the real properties comprising the Property is fully contiguous to the immediately adjacent parcel, (ii) a subdivision map act endorsement insuring that each of the parcels constituting each of the real properties comprising the Property may be transferred individually by Buyer, (iii) an owner's CLTA 100 and 101.4 endorsement, (iv) a
103.3 endorsement with respect to any easements that are subject to encroachments, and (v) CLTA endorsements 103.7, 116 and 116.1. The Title Policy shall also affirmatively insure any reciprocal easement agreement encumbering each of the real properties comprising the Property.

         5.2 Personal Property. The Personal Property shall be conveyed to Buyer by three bills of sale (collectively, the "Bill of Sale") in the form attached to this Agreement as Exhibits C-1, C-2, C-3, free of all security interests, liens and encumbrances.

         5.3 Leases. The Leases shall be assigned to Buyer by three assignment of leases (collectively, the "Assignment") in the forms attached to this Agreement as Exhibits D-1, D-2, D-3,, free of all security interests, liens and encumbrances.

         5.4 Contracts. The Contracts and certain intangible property shall be assigned to Buyer by three instruments of assignment (collectively, the "Assignment of Intangibles") in the forms attached to this Agreement as Exhibits E-1, E-2, E-3.


         6. Seller's Covenants From and after the Effective Date, Seller agrees with Buyer as follows:

                  6.1. Estoppel Certificates and Subordination Agreements. Not later than five (5) days after the Effective Date, Seller shall request all Tenants in the Property to provide Estoppels and Subordination Agreements to Buyer in order to satisfy the condition to Buyer's obligation to close set forth in Sections 4.2.7 and 4.2.8. Thereafter, Seller shall use its best efforts to obtain all of the Estoppels and Subordination Agreements at the earliest possible date. Simultaneously with submitting the Estoppels and Subordination Agreements to the Tenants, Seller shall furnish copies of the Estoppels and Subordination Agreements to Buyer. Seller shall promptly deliver to Buyer from time to time all Estoppels and Subordination Agreements which were returned to Seller.

                  6.2. Completion of Construction. Seller shall either (i) at Seller's sole cost and expense, complete all construction of the Property in accordance with its plans and specifications, comply with all ordinances, regulations and governmental requirements in connection therewith, satisfy all governmental proffers made by it or any predecessor, and complete all improvements required to be completed under the Leases to the satisfaction of the

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Tenants; or (ii) agree to a holdback in escrow of funds from the Purchase Price sufficient to complete such improvements.

                  6.3. [Intentionally deleted]

                  6.4.  Operation of Property.  Seller agrees that:

                           6.4.1. Ordinary Operation. Seller shall manage and
operate the Property in the ordinary and usual manner and use best efforts to keep available the services of its present employees and preserve its relations with all Tenants, suppliers and others having business dealings with it.

                           6.4.2. Maintenance. Seller shall maintain the
Property in its present order and condition and make all necessary repairs and replacements consistent with a reasonably prudent maintenance and repair program followed by owners of similar property in the vicinity of the Property, and shall deliver the Property on the date of Closing free of all active roof leaks, parking lot repairs requiring immediate attention and otherwise in substantially the same condition it is in on the date of this Agreement, reasonable wear and tear excepted. Without limiting the foregoing, no fixtures, equipment, or other tangible Personal Property shall be removed from the Property unless prior to Closing the same are replaced with similar items of at least equal quality and value.

                           6.4.3. Labor. Seller shall not make any commitment or
incur any liability to any labor union, through negotiations or otherwise.

                           6.4.4. Permits. Seller shall keep in effect all
building permits, certificates of occupancy, licenses, conditional use permits and other specific entitlements and approvals issued with respect to the Property by any applicable public authority and required for the continued use and operation of the Improvements, and shall undertake in a timely manner all actions necessary to extend and/or renew the same.

                  6.5. Liens. Seller shall keep the Property free and clear of all liens, claims or demands, including, but not limited to, mechanics' liens, in connection with work performed and materials provided before the Closing, and if any such lien is filed or levied, Seller shall secure its release within ten
(10) days after it is notified of the filing or levy. Seller shall not cause or allow any encumbrance, lien, mortgage, deed of trust or similar financial lien (whether or not recorded) to be placed against the Property without the prior written consent of Buyer.

                  6.6. Leases. Without Buyer's prior written consent, which may not be unreasonably withheld, Seller shall not enter into a Lease, amend or extend any Lease, or accept any rent from any Tenant more than one month in advance of its due date. Notwithstanding the foregoing, Buyer may unconditionally withhold its consent to the termination or cancellation of

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any Lease or to Seller's acceptance of the surrender of a Tenant's premises prior to the Closing Date. If Buyer and Seller agree to the execution of any new Lease of any leasable vacant unit which involves concessions, commissions, or the construction of tenant improvements, any costs relating to such Lease shall be allocated to Buyer at Closing.

                  6.7. Reciprocal Easements. If there are any reciprocal easement agreements or similar agreements affecting the Property and adjoining property or properties, Seller agrees to obtain from the owner(s) of such adjacent property or properties a statement (the "Reciprocal Easement Estoppel") reasonably satisfactory to Buyer that there are no defaults by Seller thereunder and that the easements are in full force and effect.

                  6.8. New Contracts. Without Buyer's prior written consent, Seller shall not become a party to any new Contracts that will be the obligation of Buyer on or after the Closing with respect to all or any portion of the Property.

                  6.9. Tax Proceedings. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date ("Refunds") shall be paid to Buyer and shall be apportioned and distributed as follows. Buyer shall first determine whether any Tenant has the right to receive any portion of any Refunds. After payment to any Tenants of any applicable portion of the Refunds, Buyer shall pay to Seller any portion of any Refunds which are attributable to a fiscal tax year before the Closing Date. Buyer shall then equitably apportion between Buyer and Seller any Refunds which are attributable to the fiscal tax year during which the Closing Date occurs. Buyer shall have the absolute right to retain any Refunds which are attributable to any fiscal tax year after the Closing Date.

                  6.10. Copies of Notices. Promptly upon receipt, Seller shall provide Buyer with copies of all material notices and correspondence received from any Tenant under the Leases, and notices and correspondence received from any insurance company which carries insurance on the Property or Board of Fire Underwriters, or from any governmental authority.

                  6.11. Prohibition on Marketing. Seller shall withdraw the Property from the market and refrain from offering the Property for sale to any other party and terminate all negotiations for any such sale with any party other than Buyer; provided that Seller shall be entitled to keep Developers' Diversified Realty and Summit Commercial informed as to the status, but not the terms, of this transaction.

                  6.12. Personal Property. Seller shall not alter or remove any Personal Property from the Real Property unless the same is replaced with Personal Property of the same or similar quality and quantity.

7.  Representations and Warranties of Seller

         7.1 Representations and Warranties. Seller covenants, represents and warrants to Buyer that:

                  7.1.1 Copies of Documents and Records. Seller has or shall, in accordance with Section 4.2.5, provide Buyer with, or make available to Buyer, true, complete and correct copies of all executed documents, plans, specifications, reports, warranties, governmental consents, permits and approvals, Leases, Contracts, and all other agreements entered into by Seller or outstanding with respect to the Property which are in Seller's possession or control. Buyer acknowledges Seller has provided Buyer copies of only a portion of the plans in Seller's possession, but has provided Buyer access to all such plans. Seller shall deliver all such plans to Buyer at Closing.

                  7.1.2 Leases. There are and will be no oral or written agreements with respect to any Lease allowing the tenant any reduction, abatement, concession, allowance or subsidy of rent under its Lease or allowing the payment of any portion of the rent in any form other than in cash except as may be fully noted on the rent roll delivered to Buyer; and no rentals or other payments for periods in excess of one month have been received under any Lease except as reflected on the rent roll. Seller is not in violation of any Lease. There is no prohibition set forth in any Lease with respect to the landlord's assignment of such Lease; subject to the provisions of Section 6.2, all painting, repairs, alterations, and other work to be performed by the landlord under each Lease has been fully performed by the Landlord under each Lease and has been fully paid or will be fully performed and paid on or before the Closing Date; and no brokerage or leasing commission or other compensation will be due and payable to any person, firm, corporation or other entity with respect to or on account of any such Lease (Seller shall fully pay any such commissions or compensation as they come due and Seller shall indemnify, defend and hold Buyer harmless from any and all such commissions or compensation).

                  7.1.3 Service Contracts. No portion of the Property shall be subject to any Contract after the Closing Date except for those Contracts approved by Buyer in writing pursuant to Section 4.2.5 of this Agreement. All Contracts are valid and in full force and effect and unmodified, and (i) no party has breached any material condition or provision of any Contract, (ii) no party is in default in any material respect under the terms of any Contract, and
(iii) no event has occurred which with the giving of notice or the passage of time, or both, would constitute a material default.

                  7.1.4 Hazardous Substances. Except as disclosed in written materials and environmental reports previously provided by Seller to Buyer, to Seller's actual knowledge, no governmental authority has notified Seller of the need to take corrective action regarding elimination or control of Hazardous Materials, defined below, on or about the Property. To Seller's actual knowledge, neither Seller nor any other tenant, occupant or user of the Property used, generated, manufactured, installed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to or from the Property, and there are no Hazardous Materials (other than Hazardous Materials lawfully held for retail sale or used in the normal maintenance and cleaning of the Property, provided such items are being sold, stored, disposed of, transported and otherwise handled in compliance with all laws) or underground storage tanks located on, under, in or about the Property. The term "Hazardous Materials" shall mean any substance, material or waste which is regulated by any local governmental authority, the State of California, or the United States Government, including, but not limited to, any material or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C.
6903) or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601).

                  7.1.5 Legal Actions. Except as disclosed in written materials and reports previously provided by Seller to Buyer, to Seller's actual knowledge there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or planned to be instituted, or any other litigation, actions, suits or proceedings pending or threatened which would affect the use, occupancy or operation of the Property for its intended purpose or Seller's ability to perform hereunder or the value of the Property, nor has Seller received notice of any pending or threatened special assessment proceedings affecting the Property. In addition, Seller warrants, to Seller's actual knowledge, no violations of zoning ordinances or building codes exist on the Property.

                  7.1.6 Documents. All the documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly authorized, executed, and delivered by Seller.

                  7.1.7 Flood and Earthquake Zones. To Seller's actual knowledge, no portion of the Property is located within the flood plain, mud slide or flood hazard, earthquake zone or any special studies zone, as designated on any map prepared or issued for such purpose by any governmental authority.

                  7.1.8 Taxes. All employee, business, sales, rent or other occupancy taxes due with respect to the Property through the Closing Date have been or will be paid by Seller.

                  7.1.9 Other Rights. No person, firm or entity has any right to acquire or lease all or any part of the Property, other than the rights of the Tenants under the Leases approved by Buyer to lease portions of the Property pursuant to the terms of such Leases.

                  7.1.10 Accuracy of Information. Seller has furnished Buyer with access to or true and complete copies of all financial statements, operating summaries, and supporting ledgers and journals relating to the Property, the Leases and Contracts and all other agreements or instruments affecting in any way (i) the operation of the business of the Property, or (ii) the value of the Property, or in any way relating to the Property provided that Seller shall not be obligated to provide Buyer with any of its internal determinations of fair market value of the Property. No representation or warranty of Seller in this Agreement, or any information, statement or certificate furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. All copies of contracts, agreements and other documents delivered by Seller in connection with the transactions contemplated hereby are complete and accurate, and have not been amended or modified by any oral agreements.

                  7.1.11 Government Reports and Returns. Seller has filed in a timely manner all reports and returns relating to the Property required to be filed by any applicable law or governmental regulation.

                  7.1.12 Permits. To Seller's actual knowledge, Seller has obtained all consents, approvals, entitlements, waivers, certificates of occupancy, licenses, and building permits, conditional use permits and other approvals required in connection with Seller's ownership of the Property and the operation of the Property as heretofore conducted by Seller, all of which are in full force and effect. To Seller's actual knowledge, valid and final certificates of occupancy, or their equivalent, have been issued for each space in the Improvements by the City or County Building Department, and no space has been leased in violation of any such certificates. To Seller's actual knowledge, the Real Property is presently zoned for the buildings, businesses and parking included in the Property. There is no pending or proposed change in the zoning classification of the Property.

                  7.1.13 Employees. Seller has no knowledge of any labor grievances, picketing, or similar overt labor problems pending in connection with the Property.

                  7.1.14 Compliance with Laws. To Seller's actual knowledge, in connection with the conduct of the business of the Property, Seller has complied in all material respects with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning and the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., The Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto), and Seller has not been informed of a violation of any such laws, rules or regulations. Seller has no notice or knowledge that any government agency or any employee or official considers the construction of the Property or its operation or use to have failed to comply with any law, ordinance, regulation or order or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance. There are no unsatisfied requirements for repairs, restorations or improvements from any person, entity or authority, including, but not limited to, any tenant, lender, insurance carrier or governmental authority. All driveway entrances and exits to the Real Property are permanent and no special access or other permits are required to maintain same. All existing streets and other improvements, including water lines, sewer lines, sidewalks, curbing and streets at the Real Property have been paid for and either enter the Real Property through adjoining public streets, or, if they enter through adjoining private lands, do so in accordance with valid, irrevocable easements running to the benefit of the owner of the Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation.

                  7.1.15 Non-Foreign Person. Seller is not a "foreign person" as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended, and Seller is not subject to withholding under Section 26131 of the California Revenue and Taxation Code.

                  7.1.16 Physical Condition. To Seller's actual knowledge, there are no material defects in the Improvements, including, without limitation, the structure or roof of the Improvements. To Seller's actual knowledge, the Improvements and tangible Personal Property (including without limitation plumbing equipment, HVAC, electric wiring and fixtures, gas distribution system, and water and sewage systems presently on or in the Property) are in good working order and condition.

                  7.1.17 Mechanic's Liens. All bills and claims for labor performed and materials furnished to or for the benefit of the Property have been paid in full, and there are no mechanic's, or materialmen's liens (whether or not perfected) on or affecting the Property.

                  7.1.18 Seller's Authority. Seller has been duly authorized to execute and perform its obligations under this Agreement. The persons signing this Agreement on behalf of Seller have the power and authority to do so and to bind Seller to this Agreement. All the instruments, agreements and other documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of the Closing will be duly authorized, executed and delivered by Seller. This Agreement and all documents executed by Seller that are to be delivered to Buyer at Closing are, or at the time of Closing will be, legal, valid and binding obligations of Seller, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

                  7.1.19 Bankruptcy. Neither Seller nor any Tenant has either filed or been the subject of any filing of a petition under any federal or state bankruptcy or insolvency laws.

         7.2 Warranty of Performance. Seller shall promptly disclose to Buyer, before the

Closing Date, in writing (a "Warranty Disclosure"), any fact or circumstance known to or subsequently learned by Seller which would make any such warranty or representation untrue, or which, without such disclosure, makes any such warranty or representation misleading. Buyer shall have until the later of fifteen (15) days after the Effective Date or five (5) business days after the receipt of a Warranty Disclosure to either approve or disapprove such Warranty Disclosure. If Buyer either disapproves such Warranty Disclosure within such period, or fails to approve or disapprove such Warranty Disclosure within such period, then this Agreement shall automatically terminate, the Deposit shall immediately be returned to Buyer, and Buyer and Seller shall have no further obligations under this Agreement. Subject to the provisions of this Section 7.2 and Section 7.3, Seller shall indemnify, defend and hold Buyer harmless from any and all loss, damage, injury, cost or expense (including without limitation reasonable attorney's fees) arising out of or relating directly or indirectly to any breach of the foregoing obligation or any other obligation under this
Article 7.

         7.3 Limitations of Representations and Warranties. The parties acknowledge that Buyer is performing its own due diligence and investigations regarding the Property. Except as specifically set forth in this Agreement, Seller has made no representations or warranties to Buyer regarding the physical or economic condition of the Property, or otherwise, it being understood that the Property is being sold to Buyer as-is.

         7.4 Actual Knowledge. The term "actual knowledge" as used in this
Article 7 means the actual knowledge of Jay Pauly, Patricia Smith, John Nunn, Bill Dobner and Thomas Fall.

8.  Closing

         8.1 Closing. The sale and purchase transaction contemplated by this Agreement ("Closing") shall be consummated through escrow established at Title Company ten (10) days after the Due Diligence Expiration Date, or such earlier date as Buyer may specify on five (5) days' prior written notice to Seller ("Closing Date").

         8.2 Instruments Delivered by Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller's sole cost and expense, each of the following items:

                  8.2.1 Deed. The Deed, duly executed and acknowledged by Seller, except that the amount of any transfer tax shall not be shown on the Deed, but shall be set forth on a separate affidavit or instrument, which after recordation of the Deed, shall be attached to the Deed so that the amount of such transfer tax is not of record.

                  8.2.2 Leases. The Assignment, duly executed and acknowledged by Seller.

                  8.2.3 Bill of Sale and Intangibles. The Bill of Sale and Assignment of Intangibles, both duly executed by Seller.

                  8.2.4 Keys and Documents. All keys to all locks on the Property (to the extent that such are available) and an accounting for keys in possession of others. Copies of all books and records pertaining to the Property (but expressly excluding information tax returns of Seller) and originals of all documents in the possession or control of the Seller pertaining to the Tenants, including, without limitation, all applications, correspondence and credit reports relating to each such Tenant.

                  8.2.5 Permits. To the extent in Seller's possession or control, the necessary permits issued by the appropriate governmental authorities and utility companies when the Improvements were completed, a complete set of all architectural, structural, mechanical and electrical plans and specifications used in the construction of the Improvements including, without limitation, the Plans and site surveys, and all of the documents described in Section 4.2.5 of this Agreement.

                  8.2.6 Leases. Executed originals of all Leases and Contracts.

                  8.2.7 Deposits. All damage, escrow and security deposits and advance rental deposits held by Seller under the Leases.

                  8.2.8 Letter. A separate letter addressed to each tenant under the Leases, executed by Seller, advising the Tenants of the sale of the Property to Buyer and directing that rents and other payments thereafter be sent or delivered to Buyer, which letter may be delivered by Buyer to the Tenants or posted in a conspicuous place in the Improvements.

                  8.2.9 Other Instruments. Such other duly executed and/or acknowledged instruments as may be reasonably required to consummate this transaction in accordance with the terms and conditions contained in this Agreement, such as appropriate escrow instructions to Title Company and the documents described in Section 7.1.15 of this Agreement.

         8.3 Items to be Delivered by Buyer at Closing. At Closing, Buyer shall execute and/or deliver to Seller the following items:

                  8.3.1 Cash. Except as provided in Section 6.6, the applicable cash portion of the Purchase Price, and Buyer's share of any closing costs or prorations, minus the cost, if any, of incomplete tenant improvements, rent abatements and other tenant concessions and the cost of unpaid commissions.

                  8.3.2 Documents. The Assignment and Assignment of Intangibles, duly executed and acknowledged by Buyer.

                  8.3.3 Other Instruments. Such other documents and instruments, duly executed and/or acknowledged, as may be reasonably required, in order to consummate this transaction in accordance with the terms and conditions of this Agreement, such as appropriate escrow instructions to Title Company.

         8.4 Adjustment and Proration. At Closing the following items shall be adjusted and prorated between Seller and Buyer on the basis of the actual number of days in the month of Closing:

                  8.4.1 Rents. Seller shall pay to Buyer in cash the amount of any rents received by Seller from the Tenants and applicable to any period of time from and after the Closing Date. If any tenant is in arrears in the payment of rent on the Closing Date, rents received by Buyer from such tenant after the Closing Date shall be applied in the following order of priority:

                           8.4.1.1 First, to the costs of collection, if any,
incurred in collecting such rent;

                           8.4.1.2 Then to rent due for the current period;

                           8.4.1.3 Then to any month or months following the
Closing Date for which any amounts are due at the time of receipt of such rent payment;

                           8.4.1.4 Then to the month in which the Closing
occurred; and

                           8.4.1.5 Then to any month or months preceding the
month in which the Closing occurred; provided, however, that Seller shall have the right to pursue independently (without initiating an unlawful detainer proceeding), for its own account, any tenant for payment of rent for any month preceding the month in which Closing occurs.

                  8.4.2 Taxes. Real and personal property taxes and assessments upon the Property for the current calendar or fiscal year shall be prorated as of the Closing Date.

                  8.4.3 Utilities and Contracts. All costs, if any, of utilities furnished to the Property and all payments under any Contracts approved in writing by Buyer shall be prorated at Closing.

                  8.4.4 Credits to Buyer. Except as provided in Section 6.6, Buyer shall be entitled to a credit against the Purchase Price for any unpaid commissions, costs or allowances due after the Closing but incurred in connection with any Lease executed on or before the Closing Date, including any such commissions, costs or allowances due in connection with any option or extended term under any such Lease. Buyer shall also be entitled to a credit against the Purchase Price for any free rent, abatements, or other unexpired concessions under any Leases executed on or before the Closing Date to the extent they apply to any period after the Closing Date, including any such free rent, abatements or other unexpired concessions due in connection with any option or extended term under any such Lease.

         8.5 Possession. Sole and exclusive possession of the Property shall be delivered to Buyer by Seller at the Closing.

         8.6 Closing Costs. At Closing, Seller shall pay the following costs of the Closing: All fees and costs for releasing all encumbrances, liens and security interests of record which are not Conditions of Title; the premium for a CLTA owner's policy of title insurance in the amount of the Purchase Price and all endorsements thereto specified in this Agreement; and all documentary or other transfer taxes and recording fees. At Closing, Buyer shall pay the following costs of the Closing: the additional premium, if any, for obtaining an ALTA, rather than a CLTA, owner's policy of title insurance in connection with this transaction and the recording costs. Each party shall pay one-half (1/2) of all escrow fees in connection with the Closing and one-half (1/2) of any escrow cancellation fee. Buyer shall pay all sales and use taxes imposed as a result of this transaction, if any.

         8.7 Procedure for Close. Title Company shall close escrow when it is in a position to issue the Title Policy.

         8.8 Indemnification by Seller. Except for those matters described in the third sentence below, as of the Closing Date, Seller shall indemnify, defend and hold Buyer harmless of and from any and all liabilities, claims, demands and expenses, of any kind or nature (except those items which by this Agreement specifically become the obligation of the Buyer) accruing on or before the Closing Date and which are in any way related to the ownership or operation of the Property, and all expenses related thereto including, without limitation, court costs and attorneys' fees. Any claims under the preceding sentence must be made no later than twelve months from Closing. As to any and all liabilities, claims, demands and expenses, of any kind or nature (including, without limitation, all expenses related thereto, including, without limitation, court costs and attorneys fees, penalties, fines, clean-up costs, mitigation costs and liens) which are in any way related to or arise out of the presence of Hazardous Materials in, on, under or about the Property, Seller shall indemnify Buyer in accordance with the terms of a separate agreement (the "Environmental Indemnity Agreement") to be negotiated by March 28, 1997, and executed by Buyer and Seller at Closing. In no event shall the Environmental Indemnity Agreement in any way limit any rights which Buyer would otherwise have under applicable state, federal or local laws against Seller.

         8.9 Indemnification by Buyer. As of the Closing Date, Buyer shall indemnify, defend and hold the Seller harmless of and from any and all liabilities, claims, demands and expenses, of any kind or nature (except those items which by this Agreement specifically remain the obligation of the Seller) accruing subsequent to the Closing Date and which are in any way related to the ownership or operation of the Property, and all expenses related thereto including, without limitation, court costs and attorneys' fees.

         8.10. Escrow. Upon mutual execution of this Agreement, Buyer and Seller shall deposit an executed counterpart of this Agreement with the Title Company and this Agreement shall serve as instructions to the Title Company for consummation of the purchase and sale contemplated hereby. Seller and Buyer shall execute such supplemental escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement, provided such supplemental escrow instructions are not in conflict with this Agreement. In the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions signed by Buyer and Seller, the terms of this Agreement shall control.

         8.11. Compliance. The Title Company shall comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Title Company shall have sole responsibility to comply with the requirements of
Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). For purposes of this Section 8.11, Seller's tax identification number is 94-1722214. Title Company shall hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorney's fees and other litigation expenses, arising or resulting from the failure or refusal of Title Company to comply with such reporting requirements.

9.  Brokers and Others

         Seller shall be responsible for a brokerage commission payable to CB Commercial on the sale of Santa Fe Springs Plaza. Each party warrants and represents to the other that no person, firm or entity is in a position to claim a real estate brokerage commission, other than the foregoing, due diligence fee or finder's fee as a procuring cause of this transaction based upon contacts with such party or the Property, and each party shall indemnify, defend and hold the other harmless from and against any and all claims, causes of action, liability or costs, including reasonable attorney's fees, arising as a result of a breach of the foregoing warranty and representation. If closing does not occur for any reason whatsoever, including a default by Buyer or Seller, then Seller shall have no obligation to pay the Commissions. Buyer hereby discloses to Seller that Buyer is a licensed California real estate broker.

10.  Miscellaneous

         10.1 Notices. All notices, demands or other communications of any type (collectively "Notices") given by Seller to Buyer or by Buyer to Seller, whether required by this Agreement or in any way related to this transaction, shall be sufficient if in writing and delivered by hand or Federal Express or similar courier service to the person to whom the Notice is directed or mailed to such person by United States Mail, as a Registered or Certified item, Return Receipt

Requested, at or to the addresses specified in this Section . Notices delivered by mail shall be deposited in a Post Office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed, if to the Buyer, as follows:

Burnham Pacific Properties, Inc.
610 West Ash Street, Ste. 1600
San Diego, CA  92101
Attention: John Waters

with a copy to:

Cassidy & Verges
20 California Street, Suite 500
San Francisco, CA 94111
Attention: Scott C. Verges

and if to the Seller, as follows:

BRE Properties, Inc.
One Montgomery Street, Suite 2500
San Francisco, CA 94104
Attention: Jay W. Pauly
Senior Vice President
Chief Operating Officer

with a copy to:

Farella, Braun & Martel, LLP
Russ Building, 30th Floor
235 Montgomery Street
San Francisco, CA 94104
Attention: Jon F. Hartung

Any notice so deposited in the United States Mail shall be deemed to be delivered three (3) calendar days after the date of such deposit, and any time periods provided for herein during which a party may act shall not commence until such notice is deemed to be so delivered. Either party to this Agreement may change the address for Notice specified above by notice given as provided herein to the other party.

         10.2 Survival of Provisions and No Merger. Any representation, warranty, covenant or agreement set forth in this Agreement of either party to this Agreement whether to be performed before or after the time of Closing shall not be deemed to be merged into or waived by the instruments of Closing, but shall expressly survive Closing and shall be binding on the party obligated thereby.

         10.3 Governing Law; Plurality; Gender. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa.

         10.4 Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties to this Agreement. The parties may waive any of the conditions contained in this Agreement or any of the obligations of the other party under this Agreement, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

         10.5 Authorization. Each person executing this Agreement warrants and represents that he is fully authorized to do so.

         10.6 Time of Essence. Time is of the essence of this Agreement.

         10.7 Attorney's Fees. If it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained in this Agreement, or to seek damages for a breach, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney's fees incurred in such suit.

         10.8 Captions. The description headings of the several Articles, Sections and Paragraphs contained in this Agreement are inserted for convenience only and shall not control or effect the meaning or construction of any of the provisions of this Agreement.

         10.9 Entire Agreement. This Agreement, including the Exhibits attached to this Agreement, constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties to this Agreement or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

         10.10 Counterparts. A counterpart of this Agreement with separate but fully executed signature pages attached thereto shall have the full force and effect of an original executed instrument.

         10.11 Successors and Assigns. This Agreement, and the terms, covenants and conditions contained in this Agreement, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns. Without limiting the foregoing, Buyer specifically reserves the right to take title to the Property in a name or assignee other than that of Buyer and Buyer may at any time prior to close of escrow assign part or all of its rights hereunder, and Seller shall be bound thereby provided further that said assignee assumes all of Buyer's obligations hereunder as if such assignee were the original Buyer.

         10.12 Exhibits. Any exhibits, to which reference is made in this Agreement, are deemed incorporated into this Agreement in their entirety:

                    Exhibit A-1, A-2, A-3            Property Description
                    Exhibit B                        Estoppel Certificate
                    Exhibit C-1, C-2, C-3            Bills of Sale
                    Exhibit D-1, D-2, D-3            Assignment of Leases
                    Exhibit E-1, E-2, E-3            Assignment of Intangibles
                    Exhibit F-1, F-2, F-3            Grant Deed
                    Exhibit G                        Tenant Letter
                    Exhibit H                        Due Diligence Materials
                    Exhibit I                        Subordination Agreements
                    Exhibit J                        Buyer's Auditor's Documentation and Certificate


         10.13. Exchange. At the option of either party, such party may elect to consummate the transaction hereunder in whole or in part as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If either party (the "Exchanging Party") so elects, the other party (the "Cooperating Party") shall cooperate with the Exchanging Party, executing such documents and taking such action as may be reasonably necessary in order to effectuate this transaction as a like-kind exchange; provided, however, that (i) the Cooperating Party's cooperation hereunder shall be without cost, expense or liability to the Cooperating Party of any kind or character, including, without limitation, any attorneys' fees, costs or expense incurred in connection with the review or preparation of documentation in order to effectuate such like-kind exchange, and the Cooperating Party shall have no obligation to take title to any real property; (ii) the Exchanging Party shall assume all risks in connection with the designation, selection and setting of terms of the purchase or sale of any exchange property; (iii) the Exchanging Party shall bear all costs and expenses in connection with any such exchange transaction in excess of the costs and expenses which would have otherwise been incurred in acquiring or selling the Property by means of a straight purchase, so that the net effect to the Cooperating Party shall be identical to that which would have resulted had this Agreement closed on a purchase and sale; (iv) any documents to effectuate such exchange transaction are consistent with the terms and conditions contained in this Agreement; and (v) the Exchanging Party shall indemnify, defend and hold the Cooperating Party harmless from any and all claims, demands, penalties, loss, causes of action, suits, risks, liability, costs or expenses of any kind or nature (including, without limitation, reasonable attorneys' fees) which the Cooperating Party may incur or sustain, directly or indirectly, related to or in connection with, or arising out of, the consummation of this

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
transaction as a like-kind exchange as contemplated hereunder.

         10.14. REIT. Buyer hereby advises Seller that Buyer is qualified as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended, and that, by reason thereof, the maintaining of such status and the avoiding of any activity which might cause a penalty tax to be applied is of material concern to Buyer. Accordingly, Seller agrees, at no cost or expense to Seller, to make any reasonable modifications or amendments to this Agreement requested by Buyer prior to Closing that may be necessary for Buyer to maintain its status as a real estate investment trust or in order for it to avoid a penalty tax; provided, however, that Seller shall have no obligation to enter into any such modification or amendment that would in any way adversely alter or affect, in Seller's sole judgment, Seller's rights, duties, or obligations under this Agreement, or extend the Closing Date. If Seller declines to modify or amend this Agreement for any reason in a manner which Buyer determines, in the good faith exercise of its reasonable business judgment, is necessary to maintain its status as a real estate investment trust or avoid a penalty tax, Buyer shall have the right to terminate this Agreement by written notice delivered to Seller prior to Closing. If Buyer exercises such termination right, neither party shall have any further rights or obligations hereunder (except with respect to provisions of this Agreement which recite that they survive termination), the Deposit shall be returned to Buyer and all other funds and documents deposited in escrow shall be returned to the party depositing the same.

         10.15. Confidentiality. Buyer and Seller agree that until the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to its terms, neither Buyer nor Seller shall disclose or discuss the terms and conditions, nor the existence, of the transaction contemplated hereby, except with those employees, agents, servants and contractors of each that are providing services with respect to this transaction, and to or with such other parties as both Buyer and Seller agree are parties necessary to the consummation of this transaction; provided that either Buyer or Seller may make such disclosures as may be required under their normal securities reporting practices.

         10.16. Seller's Post-Closing Covenant of Cooperation. Seller hereby agrees to cooperate with Buyer or Buyer's auditors, at no expense or substantial accounting time to Seller, after the Closing (i) by providing financial data pertaining to the Property required by the Securities and Exchange Commission, including the documentation requested on Exhibit J-1 (but without duplication of any of the documents listed in Exhibit H which are delivered or otherwise made available to Buyer pursuant to Section 4.2.5 above), and (ii) in delivering to Buyer's auditors a certificate in the form of Exhibit J-2. Seller shall provide such documentation and deliver such certificate in each instance within ten (10) days after receipt of Buyer's request to do so.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:   BRE PROPERTIES, INC.,

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
                         a Maryland corporation


                         By:  __________________          By:________________
                         Its: ___________________         Its:________________
                         Date: ____________, 1997         Date:__________, 1997


BUYER:                   BURNHAM PACIFIC PROPERTIES, INC.,
                         a California corporation


                         By:  _______________________
                         Its: _______________________
                         Date: ____________, 1997

                         By:  _______________________
                         Its: _______________________
                         Date: ____________, 1997

We acknowledge receipt of this Agreement; and we agree to act as escrow agent in this transaction in accordance with the foregoing instructions:

TITLE COMPANY:           CHICAGO TITLE COMPANY


                         By:  _______________________
                         Its: _______________________
                         Date: ______________________


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